EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/12/25 to 7/29/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/12/2025	Sell	15,953	12.56
6/13/2025	Sell	258	12.38
6/30/2025	Sell	23,882	12.65
7/1/2025	Sell	21,978	12.65
7/7/2025	Sell	68,152	12.67
7/22/2025	Sell	5,742	12.55
7/29/2025	Sell	34,881	12.64